Filed Pursuant to Rule 433

Registration Statement 333-163050

Relating to Prospectus Supplement dated January 17, 2012

Republic of Panama

Ministerio de Economía y Finanzas

Dirección de Crédito Público

Vía España y Calle 52

Edificio Ogawa, Piso 4

Apartado 0816-02886

Panama, Republic of Panama

FOR IMMEDIATE RELEASE

January 30, 2012

PANAMA ANNOUNCES SATISFACTION OF FINANCING CONDITION AND RESULTS OF ITS EXCHANGE INVITATION

Panama, Republic of Panama – The Republic of Panama (“Panama”) announced today that the Financing Condition has been satisfied for its previously announced exchange invitation (the “Exchange Invitation”) to eligible holders of its 7.250% Global Bonds due 2015 (ISIN: US698299AU88; CUSIP: 698299AU8; Common Code: 020635525) (the “2015 Bonds”). Panama will complete the exchange of 2015 Bonds for its 6.700% U.S. Dollar-Denominated Amortizing Global Bonds due 2036 (ISIN: US698299AW45; CUSIP: 698299AW4; Common Code: 024213927) (the “2036 Bonds”) pursuant to the Exchange Invitation.

Accordingly, Panama has accepted for exchange all U.S.$258,478,000 aggregate principal amount of 2015 Bonds submitted in noncompetitive offers pursuant to the Exchange Offer. No competitive offers have been accepted. Panama will issue U.S.$248,596,000 aggregate principal amount of 2036 Bonds in exchange for accepted 2015 Bonds.

For each U.S.$1,000 principal amount of 2015 Bonds accepted for exchange, Panama will issue U.S.$962.01 principal amount of 2036 Bonds. The principal amount of 2036 Bonds issued to each holder will be rounded down to the nearest U.S.$1,000. Holders will receive a cash payment in respect of the principal amount not issued as a result of that rounding. The Clearing Cash Premium was set at zero.

The settlement date for the 2015 Bonds exchanged pursuant to the Exchange Invitation is expected to be February 1, 2012.

The terms and conditions of the Exchange Invitation are set forth in the Prospectus Supplement dated January 17, 2012, to the Prospectus dated December 16, 2009, attached thereto (as so supplemented, the “Prospectus”). Capitalized terms used but not defined in this notice are defined in the Prospectus.

Further Information

Application has been made to list the newly issued 2036 Bonds on the Official List of the Luxembourg Stock Exchange and to have the 2036 Bonds trade on the Euro MTF Market, when and if issued.

Copies of the Prospectus may be obtained free of charge by eligible participants from the Information and Exchange Agent by visiting the Exchange Invitation website at www.bondcom.com/panama.

Information and Exchange Agent

The information and exchange agent for the Exchange Invitation is Bondholder Communications Group, LLC.

Bondholder Communications Group, LLC is located at 30 Broad St., 46th Floor, New York, NY 10004 (Attention: Ramona Peters). Bondholder Communications Group, LLC can be reached at the following numbers: +1-888-385-2663 (toll free); +1-212-809-2663 (call collect).

Joint Dealer Managers

Goldman, Sachs & Co. and Citigroup Global Markets Inc. are acting as Joint Dealer Managers for the Exchange Invitation.

Goldman, Sachs & Co. can be reached by telephone at the following numbers: +1-800-828-3182 (toll free); +1-212-902-5183 (call collect).

Citigroup Global Markets Inc. can be reached by telephone at the following numbers: +1-800-558-3745 (toll free); +1-212-723-6108 (call collect).

Important Information for U.S. Persons

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The Prospectus and the Prospectus Supplement referred to above may be accessed by clicking the following hyperlink: http://www.sec.gov/Archives/edgar/data/76027/000119312512013876/d283811d424b3.htm. Alternatively, the Joint Dealer Managers, or the Information and Exchange Agent will arrange to send you the prospectus if you request it by calling any of Goldman, Sachs & Co. toll-free at 1-800-828-3182, Citigroup Global Markets Inc. toll-free at 1-800-558-3745 or the Information and Exchange Agent toll free at 1-888-385-2663.